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                                                           Exhibit 99.1



FOR IMMEDIATE RELEASE

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799


                  IRON MOUNTAIN INCORPORATED COMPLETES ACQUISITION
                              OF PIERCE LEAHY CORP.


BOSTON, MA--FEBRUARY 1, 2000--Iron Mountain Incorporation (NYSE: IRM) today announced the completion of its acquisition of Pierce Leahy Corp. (NYSE: PLH) in a stock-for-stock merger valued at approximately $1.1 billion, including the assumption of debt and related transaction costs. The acquisition was structured as a reverse merger with Pierce Leahy being the surviving legal entity and immediately changing its name to Iron Mountain Incorporated. Iron Mountain's nine-member board of directors was expanded to include two additional board members designated by Pierce Leahy: J. Peter Pierce and Howard D. Ross. The common stock of the new Iron Mountain Incorporated will continue to be listed on the New York Stock Exchange under the symbol IRM. In conjunction with the acquisition, Iron Mountain amended its revolving credit facility to, among other things, increase the aggregate commitment of the 15 participating banks to $400 million. The facility expires in five years and currently has an outstanding balance of approximately $200 million.

The combined company has records and information management services operations in 77 markets in the U.S. and nine throughout Canada, and also has operations and joint ventures in Europe, Mexico and South America. Iron Mountain now provides records and information management services to over 115,000 customer accounts. Its operations include business records management, data security services, and healthcare information management services. The combination offers broader market coverage for customers and prospects and creates greater opportunities for employees of the new organization.